UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   December 11, 2008

Cal Dive International, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-33206 (Commission File Number)	61-1500501 (IRS Employer Identification No.)

2500 CityWest Boulevard, Suite 2200 Houston, Texas (Address of principal executive offices)	77042 (Zip Code)

(713) 361-2600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(a)

Annual Performance Bonus Plan.

On December 11, 2008, the Compensation Committee of the Board of Directors of Cal Dive International, Inc. (the “Company”), adopted a new Annual Performance Bonus Plan (the “Bonus Plan”) in which designated employees, including all of the executive officers, will participate.  The bonus opportunity will be made up of a Company performance component and a personal performance component.

No later than March 1 of each Plan Year, the Compensation Committee will approve the Company performance goals for that year and the objective criteria pursuant to which the financial performance component of the bonus for that year is to be payable.  The Company performance goals shall apply to performance of the Company or one or more of its divisions, subsidiaries or lines of business and shall be based upon one or more of the following performance goals:  economic value added, safety, earnings per share, stockholder return, earnings or EBITDA, stock price, total stockholder return, return on equity, return on total capital, return on assets or net assets, reduction of expenses, cash flow, income or net income, operating income or net operating income, operating profit or net operating profit, operating margin or profit margin, return on operating revenue, return on invested capital, market segment share, and other performance metrics appropriate under the circumstances.  For any performance period, the Company performance goals may be measured on an absolute basis or relative to a group of peer companies selected by the Compensation Committee, relative to internal goals or industry benchmarks or relative to levels attained in prior years.  The Compensation Committee may change the Company performance goals each Plan Year to any of these listed above and may also change the targets applicable to the Company performance goals from year to year.

If the Company achieves results that fall within established minimum and maximum percentages, participants will earn a corresponding percentage of the Company performance component of their target bonus opportunity.

The personal performance component of the annual bonus will be earned based on the participant achieving specified personal performance goals.  The Company must achieve at least a minimum percentage of its performance goal for the year in order for a payout of the personal performance component of the annual bonus to be earned.

A copy of the Annual Performance Bonus Plan is included as an exhibit to this Report on Form 8-K and is incorporated herein by reference.  The description of the Plan provided above is qualified in its entirety by reference to such exhibit.

For 2009, the executive officer bonus opportunities will be based 60% on Company performance and 40% on personal performance.  The Company performance component of the annual bonuses will be based upon earnings before interest, taxes, depreciation and amortization (“EBITDA”).  The bonus opportunities for the executive officers for 2009 will be calculated based on a percentage of base salary.  Base salary levels for 2009 have not increased.

The bonus opportunities for the executive officers as a percentage of base salary are as follows:

	2008 Bonus Opportunity	2009 Bonus Opportunity
	% of Base	% of Base Salary
Executive Officers	Salary	Minimum	Target	Maximum
Quinn J. Hébert President and CEO	145	111	130	150

Scott T. Naughton Executive VP and COO	100	81	96	110

G. Kregg Lunsford Executive VP and CFO	94	78	91	105

Lisa M. Buchanan Executive VP and General Counsel	83	74	87	100

(b)

Amendment No. 2 to Restricted Stock Award Agreement

On December 11, 2008, the Compensation Committee of the Board of Directors of the Company approved amendments to the Restricted Stock Award Agreements (“Amendment No. 2”), originally entered into on December 19, 2006 and amended December 19, 2007 between the Company and each of the executive officers to provide that the forfeiture restrictions with respect to the remaining shares of restricted stock for which the forfeiture restrictions have not yet begun to lapse will begin to lapse in equal 20% increments over five years.  The number of shares of restricted stock granted to the executive officers for which the forfeiture restrictions shall begin to lapse as a result of Amendment No. 2 are as follows:

Name of Executive Officer	Number of Shares
Quinn J. Hébert	35,769
Scott T. Naughton	16,740
G. Kregg Lunsford	10,631
Lisa Manget Buchanan	9,787

A copy of Amendment No. 2 is included as an exhibit to this report on Form 8-K and is incorporated herein by reference.  The description of Amendment No. 2 contained herein is qualified in its entirety to be reference to such exhibit.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CAL DIVE INTERNATIONAL, INC.

By:	/s/ G. Kregg Lunsford
G. Kregg Lunsford Executive Vice President, Chief Financial Officer and Treasurer

Date:

December 17, 2008

EXHIBIT INDEX

Exhibit No.	Description
99.1	Cal Dive International, Inc. Annual Performance Bonus Plan.
99.2	Amendment No. 2 to Restricted Stock Award Agreement by and among Cal Dive International, Inc. and each of its named executive officers.